Astec Industries, Inc.

News Release
  1725 Shepherd Road  | Chattanooga, TN  37421  | Phone (423) 899-5898  | Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS SECOND QUARTER RESULTS

CHATTANOOGA, Tenn. (July 24, 2012) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their second quarter ended June 30, 2012.  Net sales for the second quarter of 2012 were $253.9 million compared to $247.8 million for the second quarter of 2011, a 2% increase.  Earnings for the second quarter of 2012 were $10.4 million or $0.45 per diluted share compared to earnings for the second quarter of 2011 of $14.1 million or $0.61 per diluted share, a decrease of $0.16 or 26% per diluted share.

Domestic sales increased 16% to $161.5 million for the second quarter of 2012 compared to $139.5 million for the second quarter of 2011.  International sales were $92.4 million for the second quarter of 2012 compared to $108.3 million for the second quarter of 2011, a 15% decrease.

Net sales for the first half of 2012 were $520.5 million compared to $477.9 million for the first half of 2011, a 9% increase.  Earnings for the first half of 2012 were $22.6 million or $0.98 per diluted share compared to earnings for the first half of 2011 of $24.2 million or $1.06 per diluted share, a decrease of $0.08 or 8% per diluted share.

Domestic sales increased 13% to $322.9 million for the first half of 2012 compared to $287.0 million for the first half of 2011.  International sales were $197.6 million for the first half of 2012 compared to $190.9 million for the first half of 2011, a 3% increase.

The Company’s domestic backlog increased 44%, from $103.0 million at June 30, 2011 to $148.7 million at June 30, 2012.  The international backlog at June 30, 2012 was $109.6 million, a 19% decrease from the June 30, 2011 international backlog of $134.5 million.  Total backlog increased 9% to $258.3 million from $237.5 million at June 30, 2012 and 2011, respectively.  2011 backlog amounts have been restated to reflect acquisitions made late in 2011.

Consolidated financial information for the quarter and six months ended June 30, 2012 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, “During the second quarter, domestic sales were higher overall but we saw significant declines in domestic sales in the Asphalt and Mobile Asphalt Paving groups.  The series of 90-day highway bill continuations that lasted through the second quarter created funding uncertainties at state transportation departments.  This resulted in delays in, and in some cases the elimination of, projects during the peak road construction season.  Our international sales were hurt by a stronger dollar and uncertainty in the global economy.  Although we don’t expect to overcome this shortfall this year, the new 27-month highway bill should help demand return to a more normalized level during the second half of the year.”

Dr. Brock continued, “In spite of the uncertainty that exists in the global economy, we continue to develop new products and explore new applications for existing products, all with an eye toward diversification.  We continue to look for acquisitions that fit our strategic goals and help us make our customers successful.”

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on July 24, 2012, at 10:00 A.M. Eastern Time to review its June 30, 2012 results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec’s conference call will be available online at the Company’s website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, August 7, 2012 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Account #286, Conference ID# 397799.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four primary business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.  Additionally, the Other Group contains one subsidiary that manufactures equipment used for wood processing and recycling and one that is a company-owned dealership located in Australia.

The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company’s financial performance in the second half of 2012, the effects on the Company from its backlog, the effects of our recent acquisitions, dispositions, and joint ventures, the Federal highway bill, the uncertainty in the global economy, and the success of the Company’s product development activities.  These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, rising oil and liquid asphalt prices, rising steel prices, the affect of any future federal stimulus package, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2011.

For Additional Information Contact:
J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or
David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)
	Jun 30	Jun 30
	2012	2011
Assets
Current assets
Cash and cash equivalents	$35,916	$73,490
Receivables, net	119,983	103,842
Inventories	322,086	281,152
Prepaid expenses and other	28,401	24,261
Total current assets	506,386	482,745
Property and equipment, net	191,289	174,582
Other assets	43,171	33,880
Total assets	$740,846	$691,207
Liabilities and equity
Current liabilities
Accounts payable - trade	$51,824	$49,499
Other accrued liabilities	102,811	92,253
Total current liabilities	154,635	141,752
Other non-current liabilities	33,458	30,960
Total equity	552,753	518,495
Total liabilities and equity	$740,846	$691,207

Astec Industries, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	Jun 30	Jun 30	Jun 30	Jun 30
	2012	2011	2012	2011
Net sales	$253,875	$247,756	$520,513	$477,945
Cost of sales	197,645	185,785	403,636	361,271
Gross profit	56,230	61,971	116,877	116,674
Selling, general, administrative & engineering expenses	40,376	38,789	82,263	78,278
Asset impairment charge	-	2,170	-	2,170
Income from operations	15,854	21,012	34,614	36,226
Interest expense	42	58	90	94
Other income, net of expenses	627	366	1,477	773
Income before income taxes	16,439	21,320	36,001	36,905
Income taxes	6,010	7,215	13,314	12,642
Net income	10,429	14,105	22,687	24,263
Net income attributable to noncontrolling interest	63	19	76	33
Net income attributable to controlling interest	$10,366	$14,086	$22,611	$24,230

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.46	$0.62	$1.00	$1.07
Diluted	$0.45	$0.61	$0.98	$1.06

Weighted average common shares outstanding
Basic	22,691	22,576	22,667	22,571
Diluted	23,041	22,992	23,047	22,956

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended June 30, 2012 and 2011
(in thousands)
(unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2012 Revenues	59,431	94,860	45,160	34,830	19,594	253,875
2011 Revenues	68,183	86,562	53,466	23,088	16,457	247,756
Change $	(8,752)	8,298	(8,306)	11,742	3,137	6,119
Change %	(12.8%)	9.6%	(15.5%)	50.9%	19.1%	2.5%

2012 Gross Profit	11,775	25,818	10,151	5,223	3,263	56,230
2012 Gross Profit %	19.8%	27.2%	22.5%	15.0%	16.7%	22.1%
2011 Gross Profit	16,750	22,406	15,627	3,934	3,254	61,971
2011 Gross Profit %	24.6%	25.9%	29.2%	17.0%	19.8%	25.0%
Change	(4,975)	3,412	(5,476)	1,289	9	(5,741)

2012 Profit (Loss)	3,902	11,567	4,082	355	(8,590)	11,316
2011 Profit (Loss)	9,102	9,727	8,532	172	(13,565)	13,968
Change $	(5,200)	1,840	(4,450)	183	4,975	(2,652)
Change %	(57.1%)	18.9%	(52.2%)	106.4%	36.7%	(19.0%)

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended June 30
	2012	2011	Change $
Total profit for all segments	$11,316	$13,968	$(2,652)
Net income attributable to non-controlling interest in subsidiary	(63)	(19)	(44)
Recapture (Elimination) of intersegment profit	(887)	137	(1,024)
Net income attributable to controlling interest	$10,366	$14,086	$(3,720)

Astec Industries, Inc.
Segment Revenues and Profits
For the six months ended June 30, 2012 and 2011
(in thousands)
(unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2012 Revenues	128,101	186,164	87,153	71,559	47,536	520,513
2011 Revenues	141,937	165,415	103,421	34,755	32,417	477,945
Change $	(13,836)	20,749	(16,268)	36,804	15,119	42,568
Change %	(9.7%)	12.5%	(15.7%)	105.9%	46.6%	8.9%

2012 Gross Profit	28,171	49,555	20,756	10,357	8,038	116,877
2012 Gross Profit %	22.0%	26.6%	23.8%	14.5%	16.9%	22.5%
2011 Gross Profit	35,978	41,155	29,067	4,057	6,417	116,674
2011 Gross Profit %	25.3%	24.9%	28.1%	11.7%	19.8%	24.4%
Change	(7,807)	8,400	(8,311)	6,300	1,621	203

2012 Profit (Loss)	11,293	21,138	8,003	483	(17,870)	23,047
2011 Profit (Loss)	19,921	15,349	15,843	(3,677)	(22,063)	25,373
Change $	(8,628)	5,789	(7,840)	4,160	4,193	(2,326)
Change %	(43.3%)	37.7%	(49.5%)	113.1%	19.0%	(9.2%)

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Six months ended June 30
	2012	2011	Change $
Total profit for all segments	$23,047	$25,373	$(2,326)
Net income attributable to non-controlling interest in subsidiary	(76)	(33)	(43)
Elimination of intersegment profit	(360)	(1,110)	750
Net income attributable to controlling interest	$22,611	$24,230	$(1,619)

Astec Industries, Inc.
Backlog by Segment
June 30, 2012 and 2011
(in thousands)
(Unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2012 Backlog	115,429	97,394	5,055	26,887	13,508	258,273
2011 Backlog	84,794	95,598	10,297	34,352	12,448	237,489
Change $	30,635	1,796	(5,242)	(7,465)	1,060	20,784
Change %	36.1%	1.9%	(50.9%)	(21.7%)	8.5%	8.8%